Exhibit 10.51              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT, dated as of this 1st day of March 2003 between Gary D. Babbitt of 877 Main Street, Suite 1000, Boise, ID. 83701-1617 ("GDB") and United States Antimony Corporation of 1250 Prospect Creek Road, Thompson Falls, Montana 59873 ("USAC"), pursuant to which GDB and USAC have agreed as follows:

     (1) CONSULTATION SERVICES.-GDB will provide consultation services including legal, business, technical, negotiation, sales, and advising the USAC Board of Directors with regards to zeolite and antimony. This contract does not cover GDB's work as general counsel to USAC which is performed through Hawley Troxell, Ennis, & Hawley of Boise, Idaho.

     (2) TERM.- The term of this agreement is a period of three years commencing from the date first above written. Changes or renewal of this agreement will require mutual agreement of both parties.

     (3) COMPENSATION.-- The compensation to GDB shall consist of 200,000 shares of unregistered Series D United States Antimony Corporation Preferred Stock and 200,000 unregistered Series D United States Antimony Corporation Preferred Stock Purchase warrants exercisable at $.30 for a period of three years for consulting work through 28 February 2003. In addition, for each subsequent year, GDB will be paid an amount to be determined by the USAC Board of Directors based on stock price.

     (4) ENTIRE AGREEMENT.-- This Agreement contains the entire agreement of the parties. No modifications of the terms and conditions of this Agreement will be valid or binding on the parties unless made in writing after the date hereof and signed by each of the parties.

     (5) GOVERNING LAW.-- This Agreement shall be construed according to the laws of the State of Idaho, USA.

     (6) SUPERCEDES ALL PREVIOUS AGREEMENTS.--This agreement supercedes all previous Agreements.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed as of the date first above written,

By/s/ Gary D. Babbitt (GDB)

Print  Name Gary D. Babbitt

By/s/ John C. Lawrence(USAC)